NeoStem Announces Pricing of Public Offering for $16,500,000 in Gross Proceeds

NEW YORK, NY, July 19, 2011/PRNewswire-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS) (“NeoStem” or the “Company”), an international biopharmaceutical company, announced today the pricing of an underwritten public offering of 13,750,000 units at $1.20 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.75 of a share of common stock with a per share exercise price of $1.45. Lazard Capital Markets LLC and JMP Securities LLC acted as joint bookrunners.  Morgan Joseph TriArtisan LLC, Maxim Group LLC and National Securities Corporation acted as co-managers of the offering. The Company expects to receive $16,500,000 in gross proceeds, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company. These funds will be used for working capital purposes, including research and development of cell therapeutic product candidates, expansion of business units and other general corporate purposes.

The financing is expected to close on or about July 22, 2011, subject to the satisfaction of customary closing conditions.

This offering is being made by means of a prospectus supplement and accompanying prospectus.  Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the Securities and Exchange Commission's website at http://www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

A shelf registration statement relating to the offering was previously filed with the Securities and Exchange Commission and became effective on June 13, 2011.  This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company's securities.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Further information regarding the offering is contained in the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission and which may be accessed at www.sec.gov.

About NeoStem, Inc.

NeoStem, Inc. ("NeoStem") is engaged in the development and manufacturing of cell-based therapies in the U.S. and globally. Its January, 2011 acquisition of Progenitor Cell Therapy ("PCT"), and its July 14, 2011 announcement of the signing of a merger agreement to acquire Amorcyte, Inc. ("Amorcyte"), position NeoStem to achieve its mission of capturing the paradigm shift to cell therapy.

PCT gives NeoStem not only access to a world class contract manufacturing cell therapy company but provides NeoStem a platform and expertise around the evaluation, development and regulatory requirements to develop autologous, allogeneic, immunomodulatory and vaccine-based therapeutics.

NeoStem also holds the worldwide exclusive license to VSEL(TM) Technology, which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem owns 80% of Athelos Corporation, a company developing a T-cell therapeutic with potential in a range of auto-immune conditions such as graft versus host disease, asthma and diabetes. NeoStem's acquisition of Amorcyte, once the transaction is completed, will give the Company a Phase 2 asset for the treatment of Acute Myocardial Infarctions and a Phase 1 asset for Congestive Heart Failure. NeoStem will own 100% of the worldwide rights to the Amorcyte programs.

Furthermore, NeoStem is building its Chinese presence by establishing an operations lab for cell-based manufacturing in Beijing, as well as commercializing cellular therapies in China through the establishment of relationships with a network of hospitals.

NeoStem also owns a majority-interest in Suzhou Erye Pharmaceutical Company Limited, a world class manufacturing and distribution operation of generic antibiotics in China, with reported revenues of $69 million in 2010.

For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect tothe closing of the financing transaction discussed herein, successful execution of the Company's strategy, including the integration of PCT's operations, the successful closing of the Amorcyte acquisition and the successful development of any cell therapeutic product, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors.

Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 6, 2011, its Preliminary Prospectus Supplement filed on July 18, 2011 as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

NeoStem, Inc.
Robin Smith, CEO
Phone: +1 (212) 584-4174
E-mail: rsmith@neostem.com
http://www.neostem.com